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TENET HEALTHCARE CORPORATION

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TENET SHAREHOLDER COMMITTEE, L.L.C.

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RELEASED TO SECURITY HOLDERS
ON OCTOBER 5, 2000

The Tenet Shareholder Committee, L.L.C.

Contact:	Josh Pekarsky

Sarah Zitter Milstein

Kekst and Company

(212) 521-4800

FOR IMMEDIATE RELEASE

TENET SHAREHOLDER COMMITTEE ISSUES
A PRESCRIPTION FOR HEALTH AT TENET HEALTHCARE

NEW YORK, NY, OCTOBER 5, 2000 – The Tenet Shareholder Committee, which is running a slate of four nominees for election to the Board of Directors of Tenet Healthcare Corporation (NYSE: THC) at its annual meeting on October 11th, today sent the following open letter to Tenet's Board of Directors:

Board of Directors
Tenet Healthcare Corporation

Dear Tenet Directors:

Back in July, we asked you to address some fundamental corporate governance issues. You chose to ignore our request, refused to discuss the program of change we were recommending, and filed a definitive proxy statement that failed to disclose to our fellow shareholders that we had properly presented a slate of nominees for Tenet's board.

We are gratified that now, after weeks of baseless and misleading personal attacks, you have finally begun to address the substantive issues we first raised several months ago. In an October 2 letter to ISS, Tenet committed to:

(1) add "no less than two outside, independent directors" to its board within the next twelve months;

(2) seek changes...that would "require shareholder approval of any future poison pill"; and

(3) recommend that the Board "again review and consider the issue of a classified Board of Directors."

We are encouraged that you finally seem to have recognized that Tenet's corporate governance structure is seriously flawed. This was pointed out by us and echoed by CalPERS, ISS and even some of your own boosters. We will believe you are serious about change, however, when we see it. Actions speak louder than words and promises are easy, particularly on the eve of a vote. We will be very interested to see whether you follow through on your commitments or whether this is an insincere deathbed conversion.

Win or lose, we have succeeded in bringing Tenet's failings into sharp focus. Win or lose, we will continue to have serious concerns about the company's operating structure, commitment to quality patient care, governance practices and the blatant conflicts of interests inherent in the Broadlane venture. And win or lose, we will continue to monitor your performance and hold you accountable.

The Tenet Shareholder Committee has put forward a simple prescription for Tenet's long-term and sustainable health:

•	Reorganize the company into a flat, customer responsive, efficient structure;

•	Reevaluate the Santa Barbara headquarters location and the need for $40 million worth of trans-oceanic luxury jets;

•	Don't be afraid of your shareholders; let us vote on a binding proposal to eliminate the staggered board;

•	Reincorporate in Delaware and de-claw the "blank check" preferred stock;

•	Prohibit personal investments that pit management against shareholders;

•	Appoint a non-executive chairman;

•	Reverse the trend of increasing receivables days; and

•	Have "fraud and abuse" compliance report directly to the Audit Committee.

This is not radical surgery we're talking about. It's mainstream corporate governance practice and sound business principles.

Tenet is benefiting from a rising industry tide right now, though even then it's only keeping pace with its competitors. But even in a rising tide, a leaky boat will eventually sink. And when it does, Tenet is going to need a sustainable business strategy that works, and shareholders are going to need directors who will represent their interests and hold management accountable. You have shown little willingness to do so in the past. We will expect more from you in the future.

Sincerely,

M. Lee Pearce, M.D. Chairman, Tenet Shareholder Committee

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